Exhibit 99.1
March 5, 2021

To: All Directors and Executive Officers
From: Fabrizio Rasetti, Executive Vice President, General Counsel and Secretary
Re: Notice of Blackout Period Concerning Trading in Enerpac Common Stock Triggered by Upcoming 401(k) Plan Transition

Starting April 1, 2021, Fidelity Investments will be the new service provider for the Enerpac Tool Group 401(k) Plan (the “Plan”). As a result of this transition, there will be a period during which Plan participants will be unable to diversify investments in the Enerpac stock held in their Plan accounts. During this period, the Sarbanes-Oxley Act prohibits Enerpac's directors and executive officers from trading any equity security of Enerpac acquired in connection with services as an executive officer or a director of Enerpac.

Special Blackout Period. Plan participants will be unable to diversify investments in the Enerpac stock held in Plan accounts during a period (the “SOX Blackout Period”) commencing on March 24, 2021 and expected to end during the week of April 18, 2021. Accordingly, during the SOX Blackout Period, subject to limited exceptions, you will be prohibited from trading any equity security of Enerpac (including Class A Common Stock) acquired in connection with your service as a director or executive officer of Enerpac. This SOX Blackout Period is a special blackout period required by law and is separate from the trading restrictions under Enerpac’s Insider Trading and Dissemination of Inside Information Policy. During the SOX Blackout Period, except as permitted by limited exceptions, you may not trade any Enerpac equity securities acquired in connection with your service as a director or executive officer notwithstanding the provisions of the Insider Trading Policy that would otherwise permit such a transaction.

Exceptions. Certain transactions are exempt from the restrictions on trading during the SOX Blackout Period, including:

•purchases or sales under a Rule 10b5-1(c) trading plan, and
•bona fide gifts and bequests, vesting events under equity awards and transfers pursuant to domestic relations orders.

Additional Information. If you engage in a transaction that violates the restrictions described above, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties. The SEC’s regulations regarding SOX Blackout Period restrictions are complex. To avoid any inadvertent violations of the SOX Blackout Period restrictions, please contact me should you have any questions about your obligations.